Exhibit 99.1

Ranpak Holdings Corp. Reports Fourth Quarter and Full Year 2021 Financial Results

•
Packaging System placement up 13.5% year over year to approximately 133,200 machines at December 31, 2021
•
Fourth quarter net revenue increased 18.7% year over year to $109.1 million and 21.3% year over year on a constant currency basis to $109.4 million
•
Fourth quarter net loss of $2.5 million compared to net loss of $5.2 million
•
Fourth quarter constant currency Adjusted EBITDA (“AEBITDA”) of $35.7 million is up 8.2%, or $2.7 million, year over year

CONCORD TOWNSHIP, Ohio, February 25, 2022 – Ranpak Holdings Corp (NYSE: PACK) (“Ranpak” or “the Company”), a leading provider of environmentally sustainable, systems-based, product protection solutions for e-Commerce and industrial supply chains, today reported its fourth quarter and full year 2021 financial results.

Omar Asali, Chairman and Chief Executive Officer, commented, “We are pleased with our fourth quarter results as Ranpak finished the year on a strong note and built on the momentum experienced in the first nine months of the year. Net revenue for the quarter increased 21.3% year over year on a constant currency basis to $109.4 million, driven by excellent top-line growth in both North America and Europe/APAC. Industrial activity and consumption trends were strong in the quarter and we remain encouraged by the increasing focus on sustainability in supply chains. In addition to our exceptional top-line performance, we experienced solid growth in our profitability as Adjusted EBITDA increased 8.2% on a constant currency basis to $35.7 million, delivering a strong margin of 32.6%.”

“For 2021, net revenue is up 28.7%, constant currency net revenue is up 26.3%, net loss is $2.8 million compared to $23.4 million for 2020, and Adjusted EBITDA is up 25.7% in constant currency terms. I am extremely proud of the team as our excellent performance reflects their dedication and effort to execute well in a dynamic environment impacted by COVID labor shortages and supply chain disruption. Their ability to adapt to new challenges was extraordinary and I am grateful for the focus and teamwork I witnessed. We exited 2021 with strong momentum and the strategic investments we made throughout the year in our people and digital infrastructure position us well for Ranpak’s next phase of growth. Our robust cash flow and strong balance sheet provides the ability for us to invest in the business while maintaining financial flexibility to pursue value-creating activities for shareholders.”

Fourth Quarter 2021 Highlights

•
Packaging systems placement increased 13.5% year over year, to approximately 133,200 machines as of December 31, 2021
•
Net revenue increased 18.7% and 21.3% adjusting for constant currency
•
Net loss of $2.5 million compared to net loss of $5.2 million
•
Constant currency AEBITDA1 of $35.7 million for the three months ended December 31, 2021 is up 8.2%

Net revenue for the fourth quarter of 2021 was $109.1 million compared to net revenue of $91.9 million in the fourth quarter of 2020, an increase of $17.2 million or 18.7% year over year. Net revenue was positively impacted by increases in cushioning, void-fill, wrapping, and other sales. Cushioning increased $4.1 million, or 10.4%, to $43.7 million from $39.6 million; void-fill increased $7.0 million, or 18.3%, to $45.2 million from $38.2 million; wrapping increased $2.8 million, or 21.7%, to $15.7 million from $12.9 million; and other sales increased $3.3 million, or 275.0%, to $4.5 million from $1.2 million, for the fourth quarter of 2021 compared to the fourth quarter of 2020. Other net revenue includes automated box sizing equipment and non-paper revenue from packaging systems installed in the field, such as systems accessories.

[1]

AEBITDA is a non-GAAP financial measure. Please refer to “Presentation of Combined and Pro Forma Measures and Reconciliation of U.S. GAAP to Non-GAAP Measures” in this press release for an explanation and reconciliations of this non-GAAP financial measure

The increase in net revenue was primarily a result of an increase in the volume of our paper consumable products of approximately 5.5 percentage points (“pp”), a 12.3 pp increase in the price or mix of our paper consumable products, and an increase of 3.7 pp in sales of automated box sizing equipment. Constant currency net revenue was $109.4 million for the fourth quarter of 2021, a $19.2 million, or 21.3%, increase from constant currency net revenue of $90.2 million for the fourth quarter of 2020.

Net revenue in North America for the fourth quarter of 2021 totaled $45.8 million compared to net revenue in North America of $38.8 million in the fourth quarter of 2020. The increase of $7.0 million, or 18.0%, was attributable to an increase in cushioning, void-fill, wrapping, and other sales.

Net revenue in Europe/Asia for the fourth quarter of 2021 totaled $63.3 million compared to net revenue in Europe/Asia of $53.1 million in the fourth quarter of 2020. The increase of $10.2 million, or 19.2%, was driven primarily by increases in cushioning, void-fill, wrapping, and other sales. Constant currency net revenue in Europe/Asia was $63.6 million for the fourth quarter of 2021, a $12.2 million, or 23.7%, increase from constant currency net revenue of $51.4 million for the fourth quarter of 2020.

Net loss for the fourth quarter of 2021 decreased $2.7 million to $2.5 million from a net loss of $5.2 million in the fourth quarter of 2020. Constant currency net loss was $2.5 million in the fourth quarter of 2021 compared to constant currency net loss of $5.0 million for the fourth quarter of 2020.

Full Year 2021 Highlights

•
Net revenue increased 28.7% and 26.3% adjusting for constant currency
•
Net loss of $2.8 million compared to net loss of $23.4 million
•
AEBITDA of $117.8 million for the year ended December 31, 2021 is up 25.7%

Balance Sheet and Liquidity

Ranpak completed the fourth quarter of 2021 with a strong balance sheet and liquidity position, including a cash balance of $103.9 million and no borrowings on its $45 million available Revolving Credit Facility. As of December 31, 2021, the Company had First Lien Term Loan facilities outstanding consisting of a $250.0 million USD-denominated term loan and a €136.9 million euro-denominated first lien resulting in an Adjusted EBITDA net leverage ratio of 2.6x based on 2021 results.

The following table presents Ranpak’s installed base of protective packaging systems by product line as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020	Change	% Change
PPS Systems	(in thousands)
Cushioning machines	35.2	33.6	1.6	4.8
Void-Fill machines	77.5	68.0	9.5	14.0
Wrapping machines	20.5	15.8	4.7	29.7
Total	133.2	117.4	15.8	13.5

Outlook for 2022

Our primary structural tailwinds of e-Commerce, Automation, and Sustainability remain intact going into 2022. This year we will continue to execute on our strategic vision which involves growing PPS through increased penetration and product innovation as well as increasing the contribution from Automated Solutions. On a constant currency basis, we are forecasting net revenue growth in the area of 13% – 18% and AEBITDA growth of 9% – 12%, which results in a range of $425 – $445 million in constant currency net revenue and $128 – $132 million for AEBITDA. Our outsized top-line growth reflects our expectations of volume growth due to continued elevated demand for our products as well as pricing actions flowing through. Our growth in Adjusted EBITDA reflects expected strong top-line growth impacted by continued investment in growth areas such as Automation, as well as some input cost pressure we expect early in the year before additional pricing actions take effect. We will be reinvesting a significant portion of our strong cash generation for the year in real estate, automation, and technology infrastructure that will enable us to continue to drive organic growth and position us well to scale up meaningfully over the next number of years. We believe there is an exceptional opportunity to expand Ranpak and want to ensure we have the facilities and systems in place to serve customers’ desire for environmentally friendly and automated solutions.

Conference Call Information

The Company will host a conference call and webcast at 8:30 a.m. (ET) on Friday, February 25, 2022. The conference call and earnings presentation will be webcast live at the following link: https://events.q4inc.com/attendee/450934964. Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (844) 200-6205 or (929) 526-1599 and use the Conference ID: 148340.

A telephonic replay of the webcast also will be available starting at 11:30 a.m. (ET) on Friday, February 25, 2022 and ending at 11:59 p.m. (ET) on Friday, March 4, 2022. To listen to the replay, please dial (866) 813-9403 or 44-204-525-0658 and use the Conference ID: 430341.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Statements that are not historical facts, including statements about the parties, perspectives and expectations, are forward-looking statements. In addition, any statements that refer to estimates, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this news release include, for example, statements about our expectations around the future performance of the business, including our forward-looking guidance.

The forward-looking statements contained in this news release are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to: (i) our inability to secure a sufficient supply of paper to meet our production requirements; (ii) the impact of the price of kraft paper on our results of operations; (iii) our reliance on third party suppliers; (iv) the COVID-19 pandemic and associated response; (v) the high degree of competition in the markets in which we operate; (vi) consumer sensitivity to increases in the prices of our products; (vii) changes in consumer preferences with respect to paper products generally; (viii) continued consolidation in the markets in which we operate; (ix) the loss of significant end-users of our products or a large group of such end-users; (x) our failure to develop new products that meet our sales or margin expectations; (xi) our future operating results fluctuating, failing to match performance or to meet expectations; (xii) our ability to fulfill our public company obligations; and (xiii) other risks and uncertainties indicated from time to time in filings made with the SEC.

Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. We are not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements.

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Income (Loss)

(in millions, except share and per share data)

			Successor	Predecessor
	Year Ended December 31,		June 3, 2019	January 1, 2019
	2021	2020	– December 31, 2019	– June 2, 2019
Paper revenue	$321.4	$250.7	$136.5	$88.8
Machine lease revenue	47.7	39.6	22.5	14.4
Other revenue	14.8	7.9	4.1	3.2
Net revenue	383.9	298.2	163.1	106.4
Cost of goods sold	235.0	175.6	97.4	61.2
Gross profit	148.9	122.6	65.7	45.2
Selling, general and administrative expenses	98.3	72.5	37.7	23.8
Transaction costs	-	2.2	0.3	7.4
Depreciation and amortization expense	35.0	31.5	17.2	17.7
Other operating expense, net	3.4	4.7	2.4	2.2
Income (loss) from operations	12.2	11.7	8.1	(5.9)
Interest expense	22.4	30.2	27.3	20.2
Foreign currency (gain) loss	(5.3)	6.1	0.7	(2.2)
Loss before income tax benefit	(4.9)	(24.6)	(19.9)	(23.9)
Income tax benefit	(2.1)	(1.2)	(2.7)	(4.9)
Net loss	$(2.8)	$(23.4)	$(17.2)	$(19.0)

Loss per share	―	―	―	$(19,195.40)
Weighted average number of shares outstanding	―	―	―	995

Two-class method
Loss per share
Basic	$(0.04)	$(0.32)	$(0.31)	―
Diluted	$(0.04)	$(0.32)	$(0.31)	―
Class A – loss per share
Basic	$(0.04)	$(0.32)	$(0.31)	―
Diluted	$(0.04)	$(0.32)	$(0.31)	―
Class C – loss per share
Basic	$(0.03)	$(0.32)	$(0.31)	―
Diluted	$(0.03)	$(0.32)	$(0.31)	―

Weighted average number of shares outstanding – Class A and C
Basic	78,542,734	72,434,802	55,392,201	―
Diluted	78,542,734	72,434,802	55,392,201	―

Other comprehensive income (loss), before tax
Foreign currency translation adjustments	$(15.4)	$16.2	$1.7	$(4.0)
Interest rate swap adjustments	7.3	(11.3)	1.4	-
Cross-currency swap adjustments	2.3	-	-	-
Total other comprehensive income (loss), before tax	(5.8)	4.9	3.1	(4.0)
Provision (benefit) for income taxes related to other comprehensive income (loss)	2.3	(2.4)	(0.3)	-
Total other comprehensive income (loss), net of tax	(8.1)	7.3	3.4	(4.0)
Comprehensive loss, net of tax	$(10.9)	$(16.1)	$(13.8)	$(23.0)

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share data)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$103.9	$48.5
Accounts receivable, net	43.7	39.1
Inventories, net	32.9	16.1
Income tax receivable	2.7	0.1
Prepaid expenses and other current assets	8.3	3.4
Total current assets	191.5	107.2

Property, plant and equipment, net	126.3	124.4
Operating lease right-of-use assets, net	6.6	-
Goodwill	453.0	458.4
Intangible assets, net	406.5	440.6
Deferred tax assets	0.1	-
Other assets	29.4	2.9
Total assets	$1,213.4	$1,133.5

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$33.5	$24.9
Accrued liabilities and other	31.5	30.7
Current portion of long-term debt	1.0	0.5
Operating lease liabilities, current	2.4	-
Deferred machine fee revenue	3.1	1.4
Total current liabilities	71.5	57.5

Long-term debt	400.4	432.7
Deferred tax liabilities	97.7	109.6
Derivative instruments	2.4	9.6
Operating lease liabilities, non-current	4.3	-
Other liabilities	0.9	1.2
Total liabilities	577.2	610.6

Commitments and contingencies – Note 19
Shareholders' equity
Class A common stock, $0.0001 par, 200,000,000 shares
authorized at December 31, 2021 and 2020
Shares issued and outstanding: 78,482,024 and 69,005,059
at December 31, 2021 and 2020, respectively	-	-
Class C common stock, $0.0001 par, 200,000,000 shares
authorized at December 31, 2021 and 2020
Shares issued and outstanding: 2,921,099 and 6,511,293
at December 31, 2021 and 2020, respectively	-	-
Additional paid-in capital	688.9	564.7
Accumulated deficit	(55.3)	(52.5)
Accumulated other comprehensive income	2.6	10.7
Total shareholders' equity	636.2	522.9
Total liabilities and shareholders' equity	$1,213.4	$1,133.5

Ranpak Holdings Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

			Successor	Predecessor
	Year Ended December 31,		June 3, 2019	January 1, 2019
	2021	2020	– December 31, 2019	– June 2, 2019
Cash Flows from Operating Activities
Net loss	$(2.8)	$(23.4)	$(17.2)	$(19.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	73.6	62.7	31.7	26.6
Amortization of deferred financing costs	1.9	1.6	3.2	7.5
Loss on disposal of fixed assets	1.8	2.7	1.5	1.0
Deferred income taxes	(12.8)	(5.4)	(8.0)	(7.2)
(Gain) loss on derivative contract	-	-	6.8	-
Amortization of initial value of hedging instrument	(0.8)	(1.7)	-	-
Currency (gain) loss on foreign denominated debt and notes payable	(5.5)	6.0	0.7	(2.4)
Amortization of restricted stock units	22.5	7.2	1.7	-
Contingent liability related to earn-out provision	-	-	(1.2)	-
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(6.9)	0.9	(7.7)	1.8
(Increase) decrease in inventory	(17.2)	(4.6)	4.5	(1.3)
(Increase) decrease in prepaid expenses and other assets	(0.5)	(0.9)	0.1	2.7
Increase (decrease) in accounts payable	5.7	10.3	(13.5)	(2.8)
Increase (decrease) in accrued liabilities	6.9	11.1	6.7	7.1
Change in other assets and liabilities	(11.6)	(2.7)	0.3	2.7
Net cash provided by operating activities	54.3	63.8	9.6	16.7

Cash Flows from Investing Activities
Capital expenditures:
Converter equipment	(42.3)	(25.8)	(16.5)	(9.9)
Other capital expenditures	(12.2)	(6.5)	(2.7)	(0.6)
Total capital expenditures	(54.5)	(32.3)	(19.2)	(10.5)
Cash paid for acquisitions and investments in small private businesses	(14.1)	-	(945.6)	-
Assets acquired	-	(1.3)	-	-
Cash withdrawn from trust account	-	-	308.1	-
Patent and trademark expenditures	(1.2)	(0.9)	(0.4)	(0.3)
Net cash used in investing activities	(69.8)	(34.5)	(657.1)	(10.8)

Cash Flows from Financing Activities
Proceeds from equity offerings, gross	104.0	-	427.0	-
Proceeds from issuance of term loans and credit facility	-	-	534.6	-
Prepayments on term loan	(20.9)	-	(107.7)	-
Shares subject to Redemption	-	-	(158.3)	-
Transaction costs of equity offerings	(0.6)	-	(2.3)	-
Financing costs of debt facilities	-	-	(12.6)	-
Principal payments on term loans	(1.6)	(1.6)	-	(14.4)
Payments of promissory note	-	-	(4.0)	-
Payment of deferred registration costs	-	-	(11.3)	-
Payments on finance lease liabilities	(0.7)	-	-	-
Exit Payment	(8.2)	-	-	-
Net cash provided by (used in) financing activities	72.0	(1.6)	665.4	(14.4)

Effect of Exchange Rate Changes on Cash	(1.1)	1.1	0.1	1.2
Net Increase in Cash and Cash Equivalents	55.4	28.8	18.0	(7.3)
Cash and Cash Equivalents, beginning of period	48.5	19.7	1.7	17.5
Cash and Cash Equivalents, end of period	$103.9	$48.5	$19.7	$10.2

Non-GAAP Financial Data

In this press release, we present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA (“AEBITDA”), each on a constant currency basis, which are non-GAAP financial measures. We have included EBITDA and AEBITDA on a constant currency basis because they are key measures used by our management and Board of Directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA and AEBITDA can provide a useful measure for period-to-period comparisons of our primary business operations. Adjusting these non-GAAP measures for comparability for constant currency also assists in this comparison as allows a better insight into the performance of our businesses that operate in currencies other than our reporting currency. Before consolidation, our Europe/Asia data is derived in Euros. We multiply this Euro-derived data by 1.15 to reflect an exchange rate of 1 Euro to 1.15 U.S. dollars (“USD”), which we believe is a reasonable figure to use to give a stable depiction of the business without currency fluctuations, to calculate Europe/Asia data in constant currency USD. We combine the constant currency USD data for Europe/Asia with the USD North America data to create combined constant currency figures and adjust our non-GAAP figures by the respective amounts. In sum, we believe that constant currency EBITDA and AEBITDA provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as our management and Board of Directors.

However, EBITDA and AEBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, EBITDA and AEBITDA should not be viewed as substitutes for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and AEBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•
EBITDA and AEBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•
AEBITDA does not consider the potentially dilutive impact of equity-based compensation;
•
EBITDA and AEBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•
AEBITDA does not take into account any restructuring and integration costs; and
•
other companies, including companies in our industry, may calculate EBITDA and AEBITDA differently, which reduces their usefulness as comparative measures.

EBITDA — EBITDA is a non-GAAP financial measure that we present on a constant currency basis and we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; and depreciation and amortization.

AEBITDA — AEBITDA is a non-GAAP financial measure that we present on a constant currency basis and we calculate as net income (loss), adjusted to exclude: benefit from (provision for) income taxes; interest expense; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items.

In addition, we include certain other unaudited, non-GAAP constant currency data for the three months and year ended December 31, 2021 and 2020. This data is based on our historical financial statements, adjusted (where applicable) to reflect a constant currency presentation between periods for the convenience of readers. We reconcile this data to our GAAP data for the same period for the three months and year ended December 31, 2021 and 2020.

This press release also includes forecasts for certain non-GAAP metrics. We are unable to provide a reconciliation of our forecast of net revenue on a constant currency basis for 2022 to a forecast of net revenue on a GAAP basis without unreasonable effort primarily because we are unable to forecast with reasonable certainty the associated currency impact. In addition, a reconciliation of our forecast for AEBITDA for 2022 to GAAP net income cannot be provided without unreasonable effort because we are unable to forecast with reasonable certainty several of the items necessary to calculate such comparable GAAP measure, including asset impairments, integration related expenses, reorganizations and discontinued operations related expenses, legal settlement costs, as well as other unusual or non-recurring gains or losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP. We believe the inherent uncertainties in reconciling such non GAAP measures for projected periods to the most comparable GAAP measures would make the forecasted comparable GAAP measures difficult to predict with reasonable certainty or reliability.

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Three Months Ended December 31, 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Three Months Ended December 31, 2021
	As reported	Constant Currency(3)	Non-GAAP
Net revenue	$109.1	$0.3	$109.4
Cost of goods sold	70.2	0.2	70.4
Gross profit	38.9	0.1	39.0
Selling, general and administrative expenses	27.5	0.1	27.6
Depreciation and amortization expense	8.9	-	8.9
Other operating expense, net	1.4	-	1.4
Income from operations	1.1	-	1.1
Interest expense	5.3	-	5.3
Foreign currency gain	(1.4)	-	(1.4)
Loss before income tax benefit	(2.8)	-	(2.8)
Income tax benefit	(0.3)	-	(0.3)
Net loss	$(2.5)	$-	(2.5)

Constant currency-effected add(1):
Depreciation and amortization expense - COS			10.4
Depreciation and amortization expense - D&A			8.9
Interest expense			5.3
Income tax benefit			(0.3)
Constant currency EBITDA			21.8

Constant currency-effected adjustments(2):
Unrealized gain translation			(1.3)
Non-cash impairment losses			0.8
M&A, restructuring, severance			0.6
Amortization of restricted stock units			8.2
Other adjustments			5.6
Constant currency AEBITDA			$35.7

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Three Months Ended December 31, 2020

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Three Months Ended December 31, 2020
	As reported	Constant Currency(3)	Non-GAAP
Net revenue	$91.9	$(1.7)	$90.2
Cost of goods sold	53.3	(1.1)	52.2
Gross profit	38.6	(0.6)	38.0
Selling, general and administrative expenses	15.6	(0.2)	15.4
Transaction costs	1.0	-	1.0
Depreciation and amortization expense	8.6	-	8.6
Other operating expense, net	1.8	(0.3)	1.5
Income from operations	11.6	(0.1)	11.5
Interest expense	13.6	(0.1)	13.5
Foreign currency loss	3.0	0.1	3.1
Loss before income tax expense	(5.0)	(0.1)	(5.1)
Income tax expense (benefit)	0.2	(0.3)	(0.1)
Net loss	$(5.2)	$0.2	(5.0)

Constant currency-effected add(1):
Depreciation and amortization expense - COS			8.7
Depreciation and amortization expense - D&A			8.6
Interest expense			13.5
Income tax expense (benefit)			(0.1)
Constant currency EBITDA			25.7

Constant currency-effected adjustments(2):
Unrealized loss translation			2.8
Constant currency			(0.7)
Non-cash impairment losses			1.0
M&A, restructuring, severance			1.1
Amortization of restricted stock units			1.3
Warrant Exchange costs			1.0
Other adjustments			0.8
Constant currency AEBITDA			$33.0

Ranpak Holdings Corp.

Non-GAAP Financial Data

Comparison of Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Three Months Ended December 31, 2021 and 2020

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Non-GAAP Constant Currency
	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Net revenue	$109.4	$90.2	$19.2	21.3
Cost of goods sold	70.4	52.2	18.2	34.9
Gross profit	39.0	38.0	1.0	2.6
Selling, general and administrative expenses	27.6	15.4	12.2	79.2
Transaction costs	-	1.0	(1.0)	(100.0)
Depreciation and amortization expense	8.9	8.6	0.3	3.5
Other operating expense, net	1.4	1.5	(0.1)	(6.7)
Income from operations	1.1	11.5	(10.4)	(90.4)
Interest expense	5.3	13.5	(8.2)	(60.7)
Foreign currency (gain) loss	(1.4)	3.1	(4.5)	(145.2)
Loss before income tax benefit	(2.8)	(5.1)	2.3	(45.1)
Income tax benefit	(0.3)	(0.1)	(0.2)	200.0
Net loss	(2.5)	(5.0)	2.5	(50.0)

Constant currency-effected add(1):
Depreciation and amortization expense - COS	10.4	8.7	1.7	19.5
Depreciation and amortization expense - D&A	8.9	8.6	0.3	3.5
Interest expense	5.3	13.5	(8.2)	(60.7)
Income tax benefit	(0.3)	(0.1)	(0.2)	200.0
Constant currency EBITDA	21.8	25.7	(3.9)	(15.2)

Constant currency-effected adjustments(2):
Unrealized (gain) loss translation	(1.3)	2.8	(4.1)	(146.4)
Constant currency	-	(0.7)	0.7	(100.0)
Non-cash impairment losses	0.8	1.0	(0.2)	(20.0)
M&A, restructuring, severance	0.6	1.1	(0.5)	(45.5)
Amortization of restricted stock units	8.2	1.3	6.9	530.8
Warrant Exchange costs	-	1.0	(1.0)	(100.0)
Other adjustments	5.6	0.8	4.8	600.0
Constant currency AEBITDA	$35.7	$33.0	$2.7	8.2

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Year Ended December 31, 2021

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Year Ended December 31, 2021
	As reported	Constant Currency(3)	Non-GAAP
Net revenue	$383.9	$(6.4)	$377.5
Cost of goods sold	235.0	(3.7)	231.3
Gross profit	148.9	(2.7)	146.2
Selling, general and administrative expenses	98.3	(1.1)	97.2
Depreciation and amortization expense	35.0	(0.3)	34.7
Other operating expense, net	3.4	-	3.4
Income from operations	12.2	(1.3)	10.9
Interest expense	22.4	(0.1)	22.3
Foreign currency gain	(5.3)	(1.0)	(6.3)
Loss before income tax benefit	(4.9)	(0.2)	(5.1)
Income tax benefit	(2.1)	(0.1)	(2.2)
Net loss	$(2.8)	$(0.1)	(2.9)

Constant currency-effected add(1):
Depreciation and amortization expense - COS			38.1
Depreciation and amortization expense - D&A			34.7
Interest expense			22.3
Income tax benefit			(2.2)
Constant currency EBITDA			90.0

Constant currency-effected adjustments(2):
Unrealized gain translation			(5.4)
Non-cash impairment losses			1.8
M&A, restructuring, severance			1.1
Amortization of restricted stock units			22.5
Other adjustments			7.8
Constant currency AEBITDA			$117.8

Ranpak Holdings Corp.

Non-GAAP Financial Data

Reconciliation of GAAP Statement of Income Data to Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Year Ended December 31, 2020

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Year Ended December 31, 2020
	As reported	Constant Currency(3)	Non-GAAP
Net revenue	$298.2	$0.7	$298.9
Cost of goods sold	175.6	0.3	175.9
Gross profit	122.6	0.4	123.0
Selling, general and administrative expenses	72.5	0.4	72.9
Transaction costs	2.2	-	2.2
Depreciation and amortization expense	31.5	0.2	31.7
Other operating expense, net	4.7	-	4.7
Income from operations	11.7	(0.2)	11.5
Interest expense	30.2	(0.1)	30.1
Foreign currency loss	6.1	0.1	6.2
Loss before income tax benefit	(24.6)	(0.2)	(24.8)
Income tax benefit	(1.2)	(0.2)	(1.4)
Net loss	$(23.4)	$-	(23.4)

Constant currency-effected add(1):
Depreciation and amortization expense - COS			31.1
Depreciation and amortization expense - D&A			31.6
Interest expense			30.1
Income tax benefit			(1.5)
Constant currency EBITDA			67.9

Constant currency-effected adjustments(2):
Unrealized loss translation			5.9
Constant currency			(0.3)
Non-cash impairment losses			2.5
M&A, restructuring, severance			5.9
Amortization of restricted stock units			7.2
Warrant Exchange costs			2.2
Other adjustments			2.4
Constant currency AEBITDA			$93.7

Ranpak Holdings Corp.

Non-GAAP Financial Data

Comparison of Non-GAAP Constant Currency Statement of Income Data, EBITDA, and AEBITDA

For the Year Ended December 31, 2021 and 2020

Please refer to our discussion and definitions of Non-GAAP financial measures, including Non-GAAP Constant Currency

	Non-GAAP Constant Currency
	Year Ended December 31,
	2021	2020	$ Change	% Change
Net revenue	$377.5	$298.9	$78.6	26.3
Cost of goods sold	231.3	175.9	55.4	31.5
Gross profit	146.2	123.0	23.2	18.9
Selling, general and administrative expenses	97.2	72.9	24.3	33.3
Transaction costs	-	2.2	(2.2)	(100.0)
Depreciation and amortization expense	34.7	31.7	3.0	9.5
Other operating expense, net	3.4	4.7	(1.3)	(27.7)
Income from operations	10.9	11.5	(0.6)	(5.2)
Interest expense	22.3	30.1	(7.8)	(25.9)
Foreign currency (gain) loss	(6.3)	6.2	(12.5)	(201.6)
Loss before income tax benefit	(5.1)	(24.8)	19.7	(79.4)
Income tax benefit	(2.2)	(1.4)	(0.8)	57.1
Net loss	(2.9)	(23.4)	20.5	(87.6)

Constant currency-effected add(1):
Depreciation and amortization expense - COS	38.1	31.1	7.0	22.5
Depreciation and amortization expense - D&A	34.7	31.6	3.1	9.8
Interest expense	22.3	30.1	(7.8)	(25.9)
Income tax benefit	(2.2)	(1.5)	(0.7)	46.7
Constant currency-effected EBITDA	90.0	67.9	22.1	32.5

Constant currency-effected adjustments(2):
Unrealized (gain) loss translation	(5.4)	5.9	(11.3)	(191.5)
Constant currency	-	(0.3)	0.3	(100.0)
Non-cash impairment losses	1.8	2.5	(0.7)	(28.0)
M&A, restructuring, severance	1.1	5.9	(4.8)	(81.4)
Amortization of restricted stock units	22.5	7.2	15.3	212.5
Warrant Exchange costs	-	2.2	(2.2)	(100.0)
Other adjustments	7.8	2.4	5.4	225.0
Constant currency-effected AEBITDA	$117.8	$93.7	$24.1	25.7

(1)

Reconciliations of EBITDA and AEBITDA for each period presented are to net (loss) income, the nearest GAAP equivalent, and accordingly include the adjustments shown in the “Constant Currency” column to net (loss) income of each table.

(2)

Adjustments are related to non-cash unusual or infrequent costs such as: effects of non-cash foreign currency remeasurement or adjustment; impairment of returned machines; costs associated with the evaluation of acquisitions; costs associated with executive severance; costs associated with restructuring actions such as plant rationalization or realignment, reorganization, and reductions in force; and other items deemed by management to be unusual, infrequent, or non-recurring.

(3)	Effect of Euro constant currency adjustment to a rate of €1.00 to $1.15 on each line item is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net revenue	$0.3	$(1.7)	$(6.4)	$0.7
Cost of goods sold	0.2	(1.1)	(3.7)	0.3
Gross profit	0.1	(0.6)	(2.7)	0.4
Selling, general and administrative expenses	0.1	(0.2)	(1.1)	0.4
Depreciation and amortization expense	-	-	(0.3)	0.2
Other operating expense, net	-	(0.3)	-	-
Loss from operations	-	(0.1)	(1.3)	(0.2)
Interest expense	-	(0.1)	(0.1)	(0.1)
Foreign currency gain	-	0.1	(1.0)	0.1
Loss before income tax expense (benefit)	-	(0.1)	(0.2)	(0.2)
Income tax expense (benefit)	-	(0.3)	(0.1)	(0.2)
Net loss	$-	$0.2	$(0.1)	$-